Exhibit 99.1
Federal Home Loan Bank of San Francisco Announces First Quarter 2026 Operating Results
SAN FRANCISCO, April 24, 2026 — The Federal Home Loan Bank of San Francisco (Bank) today announced its unaudited first quarter 2026 financial results and its quarterly dividends.
“The Bank continues to deliver reliable liquidity to our members while advancing our public mission,” said Winthrop Watson, interim president and chief executive officer of the Bank. “In the first quarter, the Bank paid a special cash dividend that reinforced our members’ ability to serve their communities and directed an additional voluntary mission contribution to the Affordable Housing Program general fund, expanding access to affordable housing across Arizona, California, and Nevada.”
Financial Results
Net income for the first quarter of 2026 was $64 million, a decrease of $30 million compared with the first quarter of 2025.
•Net interest income was down slightly compared with the first quarter of 2025.
•Non‑interest income decreased by $23 million compared with the first quarter of 2025, driven by fair value changes on financial instruments and derivatives, as well as net interest settlements on economic hedges.
•Non‑interest expense increased by $9 million compared with the first quarter of 2025, primarily driven by an increase of $17 million in voluntary housing and community investment contributions, partially offset by a reduction of $8 million in operating expenses.
•At March 31, 2026, total assets were $70.7 billion, a decrease of $2.6 billion from $73.3 billion at December 31, 2025. The decrease in total assets was primarily due to a $1.9 billion reduction in short‑term investments.
•The Bank exceeded its 4.00% regulatory capital requirement with a regulatory capital ratio of 10.22% at March 31, 2026.
Affordable Housing Program and Community Investment Commitments
AHP assessment. In the first quarter of 2026, the Bank expensed $8 million for its statutory AHP assessment, which supports the construction, preservation, and purchase of affordable homes.
Voluntary housing and community investment contributions. In addition to the statutory AHP assessment, voluntary housing and community investment contributions included $27 million in the first quarter of 2026 to support expanding housing supply, access to affordable housing, and other initiatives benefiting individuals and families across the Bank's three-state district.
Dividends
During the first quarter of 2026, the Bank paid a special cash dividend totaling $75 million on the average capital stock outstanding during the fourth quarter of 2025.
On April 23, 2026, the Bank’s board of directors declared quarterly cash dividends on the average Class B‑1 membership stock and Class B‑2 activity‑based stock outstanding during the first quarter of 2026 at annualized rates of 4.75% and 10.00%, respectively, and also declared dividends on the average outstanding Class B stock for the pre‑conversion period of January 1, 2026, at an annualized rate of 8.75%. The Bank expects to pay these dividends on May 8, 2026.

Financial Highlights
(Unaudited)
(Dollars in millions)

Selected Balance Sheet Items at Period End	Mar 31, 2026	Dec 31, 2025
Total Assets	$70,676	$73,329
Advances	37,792	38,227
Investments[1]	31,761	33,968
Consolidated Obligations	60,745	64,328
Total Capital Stock	2,538	2,552
Retained Earnings	4,598	4,662
Total Capital	7,292	7,360

Selected Other Data at Period End	Mar 31, 2026	Dec 31, 2025
Regulatory Capital Ratio[2]	10.22%	9.98%

	Three Months Ended
Selected Operating Results for the Period	Mar 31, 2026	Mar 31, 2025
Net Interest Income	$140	$142
Provision for/(Reversal of) Credit Losses	—	1
Other Income/(Loss)	(3)	20
Voluntary Housing and Community Investment Contributions	27	10
Other Non-Interest Expense	38	46
Affordable Housing Program Assessment	8	11
Net Income/(Loss)	$64	$94

	Three Months Ended
Selected Other Data for the Period	Mar 31, 2026	Mar 31, 2025
Net Interest Margin[3]	0.77%	0.76%
Return on Average Assets	0.35	0.50
Return on Average Equity	3.51	5.37
Annualized Dividend Rate[4]	8.75	8.75
Annualized Special Dividend Rate	11.36	—

1.    Investments consist of federal funds sold, interest-bearing deposits, available-for-sale securities, held-to-maturity securities, and securities purchased under agreements to resell.
2.    The regulatory capital ratio is calculated as regulatory capital divided by total assets. Regulatory capital includes retained earnings, total capital stock, and mandatorily redeemable capital stock (which is classified as a liability) but excludes accumulated other comprehensive income/(loss). Total regulatory capital as of March 31, 2026, and December 31, 2025 was $7.2 billion and $7.3 billion, respectively.
3.    Net interest margin is calculated as net interest income (annualized) divided by average interest-earning assets.
4.    Cash dividends declared and paid during the period are calculated based on the average capital stock outstanding during the previous quarter. Effective January 2, 2026, the Bank’s outstanding Class B stock has been converted into Class B-1 membership stock and Class B-2 activity-based stock.

Federal Home Loan Bank of San Francisco
The Federal Home Loan Bank of San Francisco is a member-driven cooperative helping local lenders in Arizona, California, and Nevada build strong communities, create opportunity, and change lives for the better. The tools and resources we provide to our member financial institutions–commercial banks, credit unions, industrial loan companies, savings institutions, insurance companies, and community development financial institutions propel homeownership, finance affordable housing, drive economic vitality, and revitalize whole neighborhoods. Together with our members and other partners, we are making the communities we serve more vibrant and resilient.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements related to the Bank’s dividend rates. These statements are based on our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “endeavoring,” “will,” and “expects,” or their negatives or other variations on these terms. The Bank cautions that by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized, including future dividends. These forward-looking statements involve risks and uncertainties including, but not limited to, the Risk Factors set forth in our Annual Report on Form 10-K and other periodic and current reports that we may file with the Securities and Exchange Commission. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Contact:
Tom Flannigan, (415) 616-2695
flannigt@fhlbsf.com